The information in this preliminary pricing supplement is not complete and may be changed. None of this preliminary pricing supplement, the product supplement, the prospectus supplement or the prospectus is an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 17, 2008	FILED PURSUANT TO RULE 424(b)(8)
PRELIMINARY PRICING SUPPLEMENT NO. AIG-FP(PF)-1	REGISTRATION NO. 333-143992-01
TO PROSPECTUS DATED JULY 13, 2007,
PROSPECTUS SUPPLEMENT DATED NOVEMBER 9, 2007
AND PRODUCT SUPPLEMENT ARN-PF DATED JANUARY 17, 2008

•	Units
Accelerated Return NotesSM
Linked to the MSCI EAFE® Index Due April •, 2009
$10 principal amount per unit

Expected Pricing Date*	January •, 2008
Settlement Date*	February •, 2008
Maturity Date*	April •, 2009
CUSIP No.	•

AIG Program Funding, Inc.
Medium-Term Notes, Series AIG-FP(PF)
fully and unconditionally guaranteed by
American International Group, Inc.

•	3-to-1 potential upside return, subject to a Capped Value of 14% to 18%

•	A maturity of approximately 14 months

•	1-to-1 downside exposure, with no downside limit

•	Application made to list on AMEX under the symbol “ANJ”

The Notes will have the terms specified in this preliminary pricing supplement as supplemented by the documents indicated herein under “Additional Note Terms.” Investing in the Notes involves a number of risks. See “Risk Factors” on page TS-5 of this pricing supplement and beginning on page P-4 of the accompanying product supplement ARN-PF dated January 17, 2008.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement ARN-PF, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$.20	$
Proceeds, before expenses, to AIG Program Funding, Inc.	$9.80	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by a single investor will be $9.95 per unit and $0.15 per unit, respectively.
Concurrently with the pricing of the offering of the Notes, we intend to enter into a swap transaction with an affiliate of the underwriter, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), to hedge completely our market risk under the Notes. Assuming there are no changes in the level of the Index and no changes in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower, and could be substantially lower, than the original public offering price of the Notes. For more information, see “Risk Factors” in the accompanying product supplement ARN-PF.
In connection with this offering, each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal. See “Supplemental Plan of Distribution” in the accompanying product supplement ARN-PF.

*	Depending on the date the Notes are priced for initial sale to the public (the “Pricing Date”), which may be in January or February, the settlement date may occur in February or March and the maturity date may occur in April or May. Any reference in this preliminary pricing supplement to the month in which the settlement date or maturity date will occur is subject to change as specified above.
Merrill Lynch & Co.
January      , 2008

Linked to the MSCI EAFE Index Due April •, 2009
Summary
The Accelerated Return NotesSM Linked to the MSCI EAFE® Index due April •, 2009 (the “Notes”) are senior, unsecured debt securities of AIG Program Funding, Inc., fully and unconditionally guaranteed by American International Group, Inc., that provide a leveraged return for investors, subject to the Capped Value, if the level of the MSCI EAFE® Index (the “Index”) increases moderately from the Starting Value of the Index, determined on the Pricing Date, to the Ending Value of the Index, determined on Calculation Days shortly prior to the maturity date of the Notes. Investors must be willing to forego interest payments on the Notes and willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the original public offering price of the Notes.

Terms of the Notes

Issuer:	AIG Program Funding, Inc. (fully and unconditionally guaranteed by American International Group, Inc.)

Original Public Offering Price:	$10 per unit

Term:	Approximately 14 months

Market Measure:	MSCI EAFE® Index

Starting Value:	The closing level of the Index on the Pricing Date. The Starting Value for the Notes will be determined on the Pricing Date and will be set forth in the final pricing supplement made available in connection with sales of the Notes.

Ending Value:	The average of the closing levels of the Index for the first five Calculation Days (as defined in the product supplement ARN-PF) during the Calculation Period shortly before the maturity date of the Notes, as more fully described in the product supplement ARN-PF.

Capped Value:	Will represent a return of 14% to 18% over the $10 original public offering price (or $11.40 to $11.80 per unit of the Notes). The actual Capped Value of the Notes will be determined on the Pricing Date and will be set forth in the final pricing supplement made available in connection with sales of the Notes.

Calculation Period:	The period from and including the seventh scheduled Market Measure Business Day (as defined in product supplement ARN-PF) before the maturity date to and including the second scheduled Market Measure Business Day before the maturity date. Fewer or even no business days could be used in case of market disruption event(s) as more fully described in the product supplement ARN-PF.

Calculation Agent:	AIG Financial Products Corp.
Determining Payment at Maturity for the Notes

Linked to the MSCI EAFE Index Due April •, 2009
Hypothetical Payout Profile

This graph reflects the hypothetical returns on the Notes, assuming a Capped Value of 16%, the midpoint of the range of 14% and 18%. The solid green line reflects the hypothetical returns on the Notes, while the dotted grey line reflects the hypothetical returns of an investment in the Index excluding dividends.
This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value, Capped Value and the term of your investment.

Hypothetical Payments at Maturity
Examples
Set forth below are three examples of payment at maturity calculations, assuming a hypothetical Starting Value of 2253.36, the closing level of the Index on December 31, 2007, and a Capped Value of $11.60, the midpoint of the range of $11.40 and $11.80.
Example 1—The hypothetical Ending Value is 80% of the hypothetical Starting Value:
Hypothetical Starting Value: 2253.36
Hypothetical Ending Value: 1802.69

= $8.00
Payment at maturity (per unit) = $8.00
Example 2—The hypothetical Ending Value is 103% of the hypothetical Starting Value:
Hypothetical Starting Value: 2253.36
Hypothetical Ending Value: 2320.96

= $10.90
Payment at maturity (per unit) = $10.90
Example 3—The hypothetical Ending Value is 130% of the hypothetical Starting Value:
Hypothetical Starting Value: 2253.36
Hypothetical Ending Value: 2929.37

= $19.00
Payment at maturity (per unit) = $11.60 (Payment at maturity cannot be greater than the Capped Value)

Accelerated Return Notes	TS-3

Accelerated Return NotesSM	Linked to the MSCI EAFE Index Due April •, 2009
The following table illustrates, for a hypothetical Starting Value of 2253.36 (the closing value of the Index on December 31, 2007) and a range of hypothetical Ending Values of the Index:
•	the percentage change from the hypothetical Starting Value to the hypothetical Ending Value;

•	the total amount payable on the maturity date per unit;

•	the total rate of return to holders of the Notes;

•	the pretax annualized rate of return to holders of the Notes; and

•	the pretax annualized rate of return of a hypothetical investment in the stocks included in the Index, which includes an assumed aggregate dividend yield of 2.885% per annum, as more fully described below.
The table below assumes a Capped Value of $11.60, the midpoint of the range of $11.40 and $11.80.

	Percentage change
	from the hypothetical	Total amount			Pretax annualized
	Starting Value	payable on the	Total	Pretax annualized	rate of return
Hypothetical	to the hypothetical	maturity date	rate of return	rate of return	of the stocks included
Ending Value	Ending Value	per unit	on the Notes	on the Notes (1)	in the Index (1)(2)
1,126.68	-50%	$5.00	-50.00%	-51.40%	-47.97%
1,352.02	-40%	$6.00	-40.00%	-39.32%	-36.08%
1,577.35	-30%	$7.00	-30.00%	-28.35%	-25.23%
1,802.69	-20%	$8.00	-20.00%	-18.24%	-15.22%
2,028.02	-10%	$9.00	-10.00%	-8.83%	-5.88%
2,073.09	-8%	$9.20	-8.00%	-7.02%	-4.09%
2,118.16	-6%	$9.40	-6.00%	-5.23%	-2.31%
2,163.23	-4%	$9.60	-4.00%	-3.47%	-0.56%
2,208.29	-2%	$9.80	-2.00%	-1.72%	1.18%
2,253.36(3)	0%	$10.00	0.00%	0.00%	2.89%
2,298.43	2%	$10.60	6.00%	5.06%	4.59%
2,343.49	4%	$11.20	12.00%	9.95%	6.26%
2,388.56	6%	$11.60 (4)	16.00%	13.14%	7.92%
2,433.63	8%	$11.60	16.00%	13.14%	9.56%
2,478.70	10%	$11.60	16.00%	13.14%	11.19%
2,704.03	20%	$11.60	16.00%	13.14%	19.07%
2,929.37	30%	$11.60	16.00%	13.14%	26.59%

(1)	The annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term from January 2, 2008 to March 2, 2009, a term expected to be similar to that of the Notes.

(2)	This rate of return assumes:

(a)   a percentage change in the aggregate price of the stocks included in the Index that equals the percentage change in the level of the Index from the hypothetical Starting Value to the relevant hypothetical Ending Value;

(b)   a constant dividend yield of 2.885% per annum, paid quarterly from the date of initial delivery of the Notes, applied to the level of the Index at the end of each quarter assuming this value increases or decreases linearly from the hypothetical Starting Value to the applicable hypothetical Ending Value; and

(c) no transaction fees or expenses.

(3)	This is the hypothetical Starting Value, the closing level of the Index on December 31, 2007. The actual Starting Value will be determined on the Pricing Date and will be set forth in the final pricing supplement made available in connection with sales of the Notes.

(4)	The total amount payable on the maturity date per unit of the Notes cannot exceed the assumed Capped Value of $11.60 (the midpoint of the range of $11.40 and $11.80).
The above figures are for purposes of illustration only. The actual amount received by you and the resulting total and pretax annualized rates of return will depend on the actual Starting Value, Ending Value, Capped Value and term of your investment.

Accelerated Return Notes	TS-4

Accelerated Return NotesSM	Linked to the MSCI EAFE Index Due April •, 2009
Risk Factors
An investment in the Notes involves significant risks. The following is a list of certain of the risks involved in investing in the Notes. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections included in the product supplement ARN-PF and the prospectus identified below under “Additional Note Terms”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.
•	Your investment may result in a loss.

•	The inclusion in the original issue price of the Notes of distribution costs and projected profits from hedging is likely to adversely affect secondary market prices for the Notes.

•	A trading market for the Notes may not develop, which may adversely affect the price you receive if you sell your Notes before the maturity date.

•	Your return is limited and may not reflect the return on a direct investment in the stocks included in the Index.

•	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

•	Your yield may be lower than the yield on other debt securities of comparable maturity.

•	You must rely on your own evaluations regarding the merits of an investment linked to the Index.

•	Exchange rate movements may impact the value of the Notes.

•	The publisher of the Index may adjust the Index in a way that affects its level, and such publisher has no obligation to consider your interests.

•	Purchases and sales of the stocks underlying the Index by us, our affiliates and our hedging counterparty or its affiliates may affect your return.

•	Potential conflicts of interest could arise.

•	Aspects of the tax consequences of investing in the Notes are uncertain.

•	You will not have the right to receive cash dividends or exercise ownership rights with respect to the stocks included in the Index.

•	Your return may be affected by factors affecting international securities markets.
Investor Considerations

You may wish to consider an investment in the Notes if:
•	You anticipate that the Index will appreciate moderately from the Starting Value to the Ending Value.

•	You accept that your investment may result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to the Ending Value.

•	You accept that the return on the Notes will not exceed the Capped Value.

•	You are willing to forego interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

•	You want exposure to the Index with no expectation of dividends or other benefits of owning the underlying securities.

•	You are willing to accept that there is no assurance that the Notes will be listed on AMEX and that any listing will not ensure that a trading market will develop for the Notes or that there will be liquidity in the trading market.
The Notes may not be appropriate investments for you if:
•	You anticipate that the Index will depreciate from the Starting Value to the Ending Value or that the Index will not appreciate sufficiently over the term of the Notes to provide you with your desired return.

•	You are seeking principal protection or preservation of capital.

•	You seek a return on your investment that will not be capped at a percentage that will be between 14% and 18%.

•	You seek interest payments or other current income on your investment.

•	You want to receive dividends or other distributions paid on the stocks included in the Index.

•	You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

Supplemental Plan of Distribution
Under the terms, and subject to the conditions, to be contained in a terms agreement, we will agree to sell the Notes to MLPF&S. The terms agreement will provide that MLPF&S is committed to take and pay for all of the Notes if any are taken. See also “Supplemental Plan of Distribution” in each of the accompanying product supplement ARN-PF and prospectus supplement.
We may deliver the Notes against payment therefor in New York, New York on a date that is greater than three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Accelerated Return Notes	TS-5

Accelerated Return NotesSM	Linked to the MSCI EAFE Index Due April •, 2009
The Index
The MSCI EAFE® Index
We have derived all information regarding the MSCI EAFE® Index contained in this pricing supplement, including its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by MSCI, Inc., which we refer to as MSCI. MSCI has no obligation to continue to publish the MSCI EAFE® Index, and may discontinue publication of the MSCI EAFE® Index at any time. We do not assume any responsibility for the accuracy or completeness of such information.
The MSCI EAFE® Index is a stock index calculated, published and disseminated daily by MSCI through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.
The MSCI EAFE® Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.
The following graph sets forth the historical performance of the MSCI EAFE® Index in the period from January 2002 through December 2007. This historical data on the MSCI EAFE® Index is not necessarily indicative of the future performance of the MSCI EAFE® Index or what the value of the Notes may be. Since its inception, the MSCI EAFE® Index has experienced significant fluctuations. Any historical upward or downward trend in the level of the MSCI EAFE® Index during any period set forth below is not an indication that the MSCI EAFE® Index is more or less likely to increase or decrease at any time over the term of the Notes. On December 31, 2007, the closing level of the Index was 2253.36.
We obtained the above graph from Bloomberg Financial Markets, without independent verification.

Accelerated Return Notes	TS-6

Accelerated Return NotesSM	Linked to the MSCI EAFE Index Due April •, 2009
Calculation of the MSCI EAFE® Index
The performance of the MSCI EAFE® Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the “Component Securities”) constituting the MSCI Indices for the 21 selected countries (the “Component Country Indices”). Each Component Country Index is a sampling of equity securities across industry groups in such country’s equity markets. See “—Maintenance of the EAFE Index and the Component Country Indices” below.
Prices used to calculate the Component Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5:00 P.M. Central Europe Time. The U.S. dollar value of the MSCI EAFE® Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Component Securities. The MSCI EAFE® Index was launched on December 31, 1969 at an initial value of 100.
Maintenance of the MSCI EAFE® Index and the Component Country Indices
In order to maintain the representativeness of the MSCI EAFE® Index, structural changes to the MSCI EAFE® Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities. Currently, such changes in the MSCI EAFE® Index may only be made on four dates throughout the year: after the last scheduled index close of each February, May, August and November.
MSCI may add additional Component Country Indices to the MSCI EAFE® Index or subtract one or more of its current Component Country Indices prior to the expiration of the Notes. Any such adjustments are made to the MSCI EAFE® Index so that the value of the MSCI EAFE® Index at the effective date of such change is the same as it was immediately prior to such change.
Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each Component Country Index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI EAFE® Index.
MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full Component Country Index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.
Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.
The quarterly index review process is designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI EAFE® Index at the time of their actual occurrence and that should not wait until the annual full Component Country Index review due to their importance. These quarterly index reviews may result in additions and deletions of Component Securities from a Component Country Index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to Component Securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for Component Securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for Component Securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.
The annual full Component Country Index review includes a re-appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for Component and non-Component Securities, updating the minimum size guidelines for new and existing Component Securities, as well as changes typically considered for quarterly index reviews. During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Securities changes during quarterly index reviews as discussed above. The results of the annual full Component Country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.
Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs. Index maintenance of the Component Country Indices is reflected in the MSCI EAFE® Index.
Selection of Component Securities and Calculating and Adjusting for Free Float
The selection of the Component Securities for each Component Country Index is based on the following guidelines:

Accelerated Return Notes	TS-7

Accelerated Return NotesSM	Linked to the MSCI EAFE Index Due April •, 2009
(i)	Define the universe of listed securities within each country;

(ii)	Adjust the total market capitalization for each security for its respective free float available to foreign investors;

(iii)	Classify securities into industry groups under the Global Industry Classification Standard (GICS); and

(iv)	Select securities for inclusion according to MSCI’s index construction rules and guidelines.
To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.
MSCI will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of 0.15 or less will not be eligible for inclusion in MSCI’s indices.
Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.
These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.
The EAFE Index is Subject to Currency Exchange Risk
Because the closing prices of the Component Securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE® Index, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Component Securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the Component Securities in the MSCI EAFE® Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the MSCI EAFE® Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI EAFE® Index will be adversely affected and may reduce or eliminate any return on your investment. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE® Index, and any negative currency impact on the MSCI EAFE® Index may significantly decrease the value of the Notes. The return on an index composed of the Component Securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the MSCI EAFE® Index, which is converted into U.S. dollars.
License Agreement with MSCI
AIGPF and MSCI have entered into or, to the extent required, will enter into a non-exclusive license agreement providing for the license to AIGPF, in exchange for a fee, of the right to use certain indices calculated by MSCI in connection with the issuance and marketing of the Notes.
The license agreement provides that the following information must be set forth in this pricing supplement:
THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY AIGPF AND MLPF&S. THE NOTES HAVE NOT BEEN PASSED ON BY ANY OF THE MSCI PARTIES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE NOTES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL PRODUCTS GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUERS OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THE NOTES ARE REDEEMABLE. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.
ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY THE ISSUER OF THE NOTES, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING AND COURSE OF PERFORMANCE) WITH RESPECT TO EACH MSCI INDEX AND ALL DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY

Accelerated Return Notes	TS-8

Accelerated Return NotesSM	Linked to the MSCI EAFE Index Due April •, 2009
DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY AND NEGLIGENCE) CONTRACT OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.
No purchaser, seller or owner of the Notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the Notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.
The MSCI Indices are the exclusive property of MSCI. MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by AIGPF. The Notes are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to the Notes.
Certain U.S. Federal Income Taxation Considerations
The United States federal income tax consequences of your investment in the Notes are uncertain. Pursuant to the terms of the Notes, AIG and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as pre-paid cash-settlement derivative contracts with respect to the Index. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under the heading “United States Taxation—United States Holders—Prepaid or Derivative Contracts” in the accompanying prospectus supplement for a description of the material U.S. federal income tax consequences of investing in these Notes, including the discussion of the effects of potential changes in law.
Additional Note Terms
You should read this pricing supplement together with the accompanying product supplement ARN-PF dated January 17, 2008, the prospectus supplement dated November 9, 2007, and the prospectus dated July 13, 2007, which documents together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated in this pricing supplement. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.
Our Central Index Key, or CIK, on the SEC Website is 5272. References in this pricing supplement to “we”, “us” and “our” are to AIG Program Funding, Inc., references to “AIG” are to American International Group, Inc. and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Accelerated Return Notes	TS-9